AG SERVICES OF AMERICA, INC.

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON AUGUST 6, 1996


To the Stockholders of Ag Services of America, Inc.

The Annual Meeting of the Stockholders of Ag Services of America, Inc. (the "Company"), an Iowa corporation, will be held on Tuesday, August 6, 1996, at the Cedar Falls Holiday Inn, 5826 University Avenue, Cedar Falls, Iowa, at 9:30 a.m., Cedar Falls time, for the following purposes:

     1. To elect six (6) directors of the Company for a term of one year.

     2. To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants for the fiscal year ending February 28, 1997.

     3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the 7th day of June, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed envelope. If you later desire to revoke your Proxy, you may do so at any time before it is exercised.


                              By Order of the Board of Directors

                              /s/ Dean C. Mohr

                              Dean C. Mohr
                              Secretary

July 12, 1996
Approximate Date First
Sent to Stockholders
Cedar Falls, Iowa


Your vote is important.  Please date, sign and return your Proxy.
             Your Proxy is in the enclosed envelope.

                  AG SERVICES OF AMERICA, INC.

                         PROXY STATEMENT
             For the Annual Meeting of Stockholders

                         August 6, 1996


                       GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Ag Services of America, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held August 6, 1996 at 9:30 a.m., Cedar Falls time, at the Cedar Falls Holiday Inn and any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is made, the proxy will be voted for the election of nominees for director named in this Proxy Statement, ratification of the Board of Directors' selection McGladrey & Pullen LLP as the Company's independent public accountants for the 1997 fiscal year, and transacting such other business as may come before the meeting or any adjournment thereof. A stockholder may revoke his or her proxy at any time before it is voted by delivering to the Secretary a written notice of termination of the proxy's authority, by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about June 15, 1996. Only the holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on June 7, 1996 will be entitled to vote at the Annual Meeting. At the close of business on June 7, 1996, a total of 3,627,624 shares of Common Stock were outstanding, each share being entitled to one vote. There is no right of cumulative voting provided in the Company's Articles of Incorporation or Bylaws. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock represented at the meeting in person or by proxy, is necessary to effectuate all matters proposed to the stockholders at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting, and the number of stockholders present in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum for all matters. Shares abstaining with respect to any matter will be treated as unvoted. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

Expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitations by mail, the Company may request banks, brokers, and other custodians, nominees, and fiduciaries to send Proxy materials to beneficial owners and to request voting instructions. The Company may reimburse them for their expenses in so doing. Directors, officers and regular employees of the Company, who will not receive extra compensation for their services, may solicit personally or by mail, telephone, or telegraph, if Proxies re not promptly received.

The Annual Report of the Company, including Financial Statements for the fiscal year ended February 29, 1996, accompanies this Proxy Statement.

                      ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board of Directors shall be elected at each annual meeting of stockholders. Directors are elected for a one year term to succeed those directors whose terms then expire.

The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees is willing to serve as a director; however, if any of the nominees should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

The following table sets forth certain information as of June 7, 1996, concerning the nominees for election as directors of the
Company:

Name                     Age       Position with the Company
Gaylen D. Miller         47        President, Chief Executive
                                     Officer and Director
Henry C. Jungling, Jr.   49        Chairman of the Board and
                                     Director
Kevin D. Schipper        36        Chief Operating Officer and
                                     Director
James D. Gerson          52        Director
Michael Lischin          45        Director
Ervin J. Mellema         50        Director

Gaylen D. Miller is a founder of the Company and has served as a director since its formation in October 1985 and as President and Chief Executive Officer since August 1995 and from May 1991 until August 1993. Mr. Miller served as Chairman from August 1993 until August 1995, as Chairman and Chief Operating Officer from August 1993 until July 1994, as Co-President of the Company from July 1988 until May 1991 and as Vice President, Secretary, and Treasurer from November 1985 until July 1988. Mr. Miller was raised on a farm in Iowa and before joining the Company he held administrative and accounting positions with Land-O-Lakes, Inc., an agricultural cooperative, and DEKALB Genetics Corporation, an international seed company.

Henry C. Jungling, Jr. is a founder of the Company and has served as a director since its formation in October 1985 and as Chairman since August 1995 and from May 1991 until August 1993. Mr. Jungling served as President and Chief Executive Officer from August 1993 until August 1995, as Chairman and Chief Operating Officer from May 1991 until August 1993, as Co-President of the Company from July 1988 until May 1991 and as President from November 1985 until July 1988. Mr. Jungling was raised on a farm in Iowa and managed his own farming operation for 18 years. Mr. Jungling is Mr. Schipper's uncle and Messrs Jungling and Miller are first cousins.

Kevin D. Schipper is a founder of the Company and has served as a director since its formation in October 1985 and as Chief Operating Officer since July 1994. Mr. Schipper served as Vice President since its formation in October 1985 until July 1994 and as Treasurer and Secretary since July 1988 until July 1994. Before joining the Company, Mr. Schipper was employed by Scoular Grain Company, where he worked in product sales.

James D. Gerson has served as a director of the Company since August 1991. Since March 1993, Mr. Gerson has been Senior Vice President of Fahnestock & Co. Inc., a securities firm. Fahnestock & Co. Inc. is a market maker of the Company's Common Stock and served as an underwriter for the Company's offering of 7% Convertible Subordinated Debentures due 2003 in April 1993. Previously, since January 1992, Mr. Gerson was Senior Vice President and Managing Director of Corporate Finance for Reich & Co., Inc., a securities firm. For more than five years prior to January 1992, Mr. Gerson was Vice President and Manager of Corporate Finance at Josephthal & Co., Inc. (and successor corporations), a securities firm. Josephthal & Co., Inc. served as the Company's underwriter for its initial public offering completed in August 1991. Mr. Gerson was originally appointed as a director of the Company as a designee of the Underwriter according to the terms of the Underwriting Agreement for the Company's initial public offering, the provision in that underwriting agreement regarding the nomination of the underwriter's designee for director expired in August 1992. Mr. Gerson also serves as a director of American Power Conversion Corp.; Conceptronic Inc.; Computer Outsourcing Services, Inc.; Hilite Industries, Inc.; and Energy Research Corporation.

Michael Lischin has served as a director of the Company since April 1990. Mr. Lischin is an attorney admitted to the bar in New York and Kentucky. His area of concentration is livestock asset based financing. He has served as a director and officer of a variety of companies that provide financing in the agricultural industry.

Ervin J. Mellema has served as a director of the Company since May 1991. Since 1976, Mr. Mellema has been an operating principal of Campbell Mellema Insurance Inc., a property and casualty insurance agency, and Campbell Mellema Realty, a real estate brokerage firm.

Messrs. Junging, Miller and Schipper served as officers of the Company pursuant to their respective employment agreements with the Company (See "Executive Compensation and other Related Information"). The Board of Directors intends to alternate the officer positions of Messrs. Jungling and Miller every two years so that commencing after the adjournment of the 1997 Annual Meeting of Stockholders, Mr. Jungling will serve as President and Chief Executive Officer and Mr. Miller will serve as Chairman of the Board.

Committees and Meetings of the Board of Directors

The Board of Directors of the Company has an Audit Committee consisting of Messrs. Miller, Gerson and Mellema. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters.

The Board of Directors met four times in fiscal year 1996. All incumbent directors attended at least 75% of the respective meetings of the Board and Audit Committee, if they were directors or committee members.

Directors' Fees

The Company currently pays director's fees to its non employee directors in the amount of $1,000 per board meeting and $250 per committee meeting plus reimbursement for expenses incurred in connection with the performance of their duties.

Compensation Committee Interlocks and Insider Participation

At present, the entire Board of Directors is responsible for approving the compensation program and salaries for the executive officers. Gaylen D. Miller, Henry C. Jungling, Jr. and Kevin D. Schipper who are members of the Board of Directors were also executive officers of the Company during fiscal 1996. However, the executive officers who are also members of the board are not present when their own compensation is under consideration. There were no director interlocks with other companies or related party transactions in fiscal 1996.


            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT

The following table sets forth as of June 7, 1996, information about the beneficial ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, by each director, by each executive officer named in the Summary Compensation Table, and by all officers and directors as a group:

                                    Number of
                                      Shares           Percentage
Name and Address of                Beneficially         of Shares
  Beneficial Owner                 Owned(1)(2)         Outstanding
Gaylen D. Miller                     351,334(3)             9.58%
Henry C. Jungling, Jr.               349,334(3)             9.52%
Kevin D. Schipper                    348,534(3)             9.50%
James D. Gerson                      167,666                4.62%
Michael Lischin                       10,000(4)             0.28%
Ervin J. Mellema                       8,540(5)             0.24%
All Directors and Officers
 as a Group (10 persons)           1,303,228(6)            34.16%

(1) The persons or entities identified in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them unless otherwise indicated. The number of shares beneficially owned includes shares of Common Stock issuable upon exercise of options exercisable during the next 60 days.

(2) Includes shares held by spouses and minor children sharing the same home.

(3) Includes options to purchase 40,000 shares of Common Stock exercisable within 60 days.

(4) Includes options to purchase 6,000 shares of Common Stock exercisable within 60 days.

(5) Includes options to purchase 6,000 shares of Common Stock exercisable within 60 days and $5,000 principal amount of the Company's 7% Convertible Subordinated Debentures due 2003, convertible into 540 shares of the Company's Common Stock.

(6) Includes options to purchase 186,500 shares of Common Stock exercisable within 60 days and $5,000 principal amount of the Company's 7% Convertible Subordinated Debentures due 2003, convertible into 540 shares of the Company's Common Stock.


      EXECUTIVE COMPENSATION AND OTHER RELATED INFORMATION

The following table sets forth the cash and certain other compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended February 28, 1996, 1995, and 1994 to all executive officers of the Company who's total aggregate compensation was greater than $100,000.


                   Summary Compensation Table

                      Annual Compensation               Long-Term Compensation
                      -------------------                   Awards                  Payouts
                                                        ----------------------      -------
                                                                    Securities
                                                       Restricted   Underlying
Name and            Fiscal                             Stock        Options      LTIP        ALL
Principal Position  Year   Salary    Bonus    Other(a) Awards(b)    SARs(c)      Payouts(d)  Other
- ------------------  ------ ------    -----    -------  ---------    ----------   ----------  -----
Gaylen D. Miller     1996 $185,000 $50,253(e) $0       $0              0          $0         $4,718(f)
President and Chief  1995  173,300  26,877(e)  0        0              0           0          4,169(f)
Executive Officer    1994  166,600  12,502(e)  0        0              0           0          4,102(f)

Henry C. Jungling Jr 1996 $185,000  50,253(e) $0       $0              0           0         $4,753(g)
Chairman of the      1995  173,300  26,877(e)  0        0              0           0          4,344(g)
Board                1994  166,000  12,502(e)  0        0              0           0          4,267(g)

Kevin D. Schipper    1996 $185,000  50,253(e) $0       $0              0           0         $4,375(h)
Chief Operating      1995  173,300  26,877(e)  0        0              0           0          4,076(h)
Officer              1994  166,000  12,502(e)  0        0              0           0          4,029(h)

(a) The table excludes noncash compensation for the use of an automobile, which did not exceed the lesser of $50,000 or 10% of the base compensation paid to each officer.

(b) No restricted stock awards were made in any of the periods presented.

(c) No stock options or stock appreciation rights were granted or paid in any periods presented.

(d) The Company did not have a long-term incentive compensation plan for any of the periods presented.

(e) Reflects incentive compensation accrued in fiscal 1996, 1995, and 1994 to the officers of the Company of $50,253, $26,877 and $12,502, each, respectively, accordingly to their respective employment agreements.

(f) Reflects premiums paid by the Company for $250,000 term life insurance coverage in fiscal 1996, 1995 and 1994 of $635, $458 and $438, respectively, and $4,083, $3,711 and $3,664, respectively, contributed to the Company's 401(k) plan by the Company on behalf of the officer listed above.

(g) Reflects premiums paid by the Company for $250,000 term life insurance coverage in fiscal 1996, 1995 and 1994 of $670, $633, and $603, respectively, and $4,083, $3,711 and $3,664, respectively, contributed to the Company's 401(k) plan by the Company on behalf of the officer listed above.

(h) Reflects premiums paid by the Company for $250,000 term life insurance coverage in fiscal 1996, 1995 and 1994 of $292, $365, and $365, respectively, and $4,083, $3,711 and $3,664, respectively, contributed to the Company's 401(k) plan by the Company on behalf of the officer listed above.

Stock Option Grants

No stock options or stock appreciation rights were granted to the Executive Officers of the Company in fiscal 1996 who's total aggregate compensation was greater than $100,000.


                 Aggregated Option/SAR Exercises
          in Fiscal 1996 and Year-End Option/SAR Values

                                                  Number of Securities      Value of Unexercised
                                                  Underlying Unexercised    In-the-Money
                       Shares                     Options/SARS at           Options/SARS at
                       Acquired                   February 29, 1996         February 29, 1996(c)
                       On            Value        Exer-        Unexer-      Exer-        Unexer-
Name                   Exercise(a)  Realized(a)   cisable      cisable(b)   cisable      cisable
- ----------------       ---------    ----------    -------      ----------   -------      -------
Gaylen D. Miller       0            $0            40,000       0            $295,000     $0

Henry C. Jungling, Jr. 0            $0            40,000       0            $295,000     $0

Kevin D. Schipper      0            $0            40,000       0            $295,000     $0

(a) No stock options were exercised in fiscal 1996. There were no stock appreciation rights outstanding or exercised in fiscal
     1996.

(b) Includes stock options granted on May 30, 1991, under the 1991 Stock Option Plan of the Company based primarily on performance during prior years.

(c) Reflects market value of underlying shares of Common Stock of the Company on February 29, 1996, minus the exercise price.

Employment Agreements

Effective July 1, 1991, Messrs. Jungling, Miller and Schipper entered into separate five-year employment agreements with the Company, each of which provide for (i) a base salary of $155,200, subject to adjustment upward upon annual review by the Board of Directors on March 1 of each year the agreement is in effect, (ii) payment of an annual bonus to each of these persons in the amount of 2% of the Company's pre-tax, pre-bonus income in excess of $2,500,000, (iii) $250,000 in term life insurance coverage and (iv) receipt of other Company benefits including use of an automobile. If the respective employment agreement is terminated by the Company without "cause," the Company must continue to pay the person salary and bonus for up to two years. "Cause" is defined to include repeated neglect in performance, breach of the employment agreement or indictment or conviction of a felony or misdemeanor involving moral turpitude. In April 1995 the Board of Directors approved a four year extension through July 2000 for each of Messrs. Jungling, Miller and Schipper. The Board of Directors approved a base salary of $191,100 for each of the three persons for fiscal year 1997.

Board Report on Executive Compensation

At present, the entire Board of Directors is responsible for approving the compensation program and salaries for the executive officers. However, executive officers who are also members of the board are not present when their own compensation is under consideration.

Compensation Philosophy. It is the philosophy of the Company to ensure that executive compensation is directly linked to sustained improvements in corporate performance and increases in stockholder value as measured by the Company's stock price. The following objectives have been adopted by the Board of Directors as guidelines for compensation decisions:

          Provide a competitive total compensation package that enables the Company to attract and retain key executive talent needed to accomplish its corporate goals.

          Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

          Provide variable compensation opportunities that are directly linked with performance of the Company and that align executive remuneration with the interests of stockholders.

At present, the Company's executive compensation is comprised of
(i) a base salary, (ii) an annual cash incentive bonus, (iii) additional incentive compensation in the form of stock options, and
(iv) other benefits typically provided to executives of comparable companies, all described further below. For each such component of compensation, the Company's compensation levels are compared with those of comparable companies. For purpose of establishing these comparable compensation levels, the Company compares itself to a national group of companies selected by management and its consultants. This group consists primarily of public and non-public companies that have revenue levels similar to the Company's. This group does not include the companies used by the Company in the industry peer group index in the performance graph appearing elsewhere herein, as several of the members of the industry peer group are considerably larger in size with executive compensation well above that of the Company.

Base Salary. The salary of each executive officer, including the Chief Executive Officer, is based on the officer's level of responsibility and comparisons to prevailing salary levels for similar positions at the Company and at comparable companies. The Board seeks to provide the Company's executive officers with salaries that are at least commensurate with the median salary levels at comparable companies. Each executive officer's compensation is linked to individual employment agreements as discussed above, which are consistent with the Company's compensation philosophy.

After taking into account the Company's increase in return on equity and its revenue and earnings growth, the Board sought to establish the fiscal 1996 salaries of each of its executive officers at the median salary levels for similarly-situated executives of comparable companies. In an effort to ensure that the base salary of the Company's Chief Executive Officer remain at the median level, his base salary was increased 6.75% in fiscal 1996.

Annual Bonus. Each executive officer's annual bonus is linked to individual employment agreements as discussed above, which are consistent with the Company's compensation philosophy. The employment agreements establish target performance levels and the amount of bonus payable if these targets are met, which is defined in terms of pre-tax, pre-bonus income of the Company. The Board evaluates the annual bonus through review of information furnished by its consultants as to the bonus practices among comparable companies. The annual bonuses paid to the Company's executive officers have typically been less than the median annual bonuses paid by comparable companies.

As a result of the Company exceeding its income target in fiscal
1996, each executive officer, including the Chief Executive
Officer, received a cash incentive bonus equal to 2% of pre-tax, pre-bonus income in excess of $2,500,000.

Stock Options. The Company's 1991 and 1993 stock option plans authorize the Board to grant stock options to key personnel. The Board's philosophy with respect to stock option incentive awards is to strengthen the relationship between compensation and increases in the market price of the Common Stock and thereby ally the executive officers' financial interests with those of the Company's stockholders. The Board determines the size of option grants based on information furnished by consultants regarding stock option practices among comparable companies. The Board also takes into account the number of outstanding unexercised options held by the executive officers. In fiscal 1996 the Board determined that the number of outstanding unexercised options issued to the executive officers who's total aggregate compensation was greater than $100,000, including the Chief Executive Officer, was adequate and elected to issue no further options.

Other Benefits. The Company maintains a 401(k) plan which the executive officers are generally permitted to participate on terms substantially similar to those relating to all other participants, subject to certain legal limitations on the amounts that may be contributed or benefits payable thereunder.

Additionally, the Company makes available to its executive officers a supplemental life insurance plan and the use of an automobile.


          Mr. Henry C. Jungling, Jr.         Mr. James Gerson
          Mr. Gaylen D. Miller               Mr. Michael Lischin
          Mr. Kevin D. Schipper              Mr. Ervin J. Mellema


Stock Option Plans

1991 Stock Option Plan. The Company's 1991 Stock Option Plan, which was approved by the Board of Directors and stockholders effective May 30, 1991 (the "1991 Stock Option Plan"), provides for the grant of options to purchase shares of Common Stock to directors, officers, employees or other persons or entities. A total of 300,000 shares of Common Stock have been reserved for issuance under the 1991 Stock Option Plan. Options granted under the 1991 Stock Option Plan may be either "incentive stock options" or "nonqualified stock options." As designated by the Board of Directors, the 1991 Stock Option Plan is administered by a committee comprised of the officers of the Company, who designate the type of option to be granted, the number of options to be granted, the number of shares of Common Stock to be covered by each option (subject to a specified maximum number of shares of Common Stock which may be purchased under all options granted), the exercise price, the period during which the options are exercisable, the method of payment and certain other terms. The exercise price for each share of Common Stock covered by an option is determined by the committee, except (i) the exercise price for an incentive stock option may not be less than the fair market value, at the time the option is granted, of the stock subject to the option and (ii) the exercise price for a nonqualified stock option may not be less than 85% of the fair market value, at the time the option is granted, of the stock subject to the option.
The exercise price for an incentive stock option granted to any individual who owns stock, at the time of grant, possessing more than 10% of the voting power of the capital stock of the Company may not be less than 110% of such fair market value on the date of the grant. No more than $100,000 of stock vesting during any calendar year per person will qualify for incentive stock option treatment. Options are non-transferable, other than by will or the laws of descent and distribution, and may be exercised only by the optionee while employed by or providing services to the Company or within three months after termination of employment by reason of retirement or six months following termination of employment resulting from death or permanent disability. Options expire no later than ten years from the date of grant, provided that incentive stock options granted to employees owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries expire five or fewer years from the date of grant. At February 29, 1996, 6,550 shares remained available for future grants under the 1991 Stock Option Plan.

1993 Stock Option Plan. The Company's 1993 Stock Option Plan, which was approved by the Board of Directors and stockholders effective August 3, 1993 (the "1993 Stock Option Plan"), provides for the grant of options to purchase shares of Common Stock to directors, officers, employees or other persons or entities. A total of 400,000 shares of Common Stock have been reserved for issuance under the 1993 Stock Option Plan. Options granted under the 1993 Stock Option Plan may be either "incentive stock Options" or "nonqualified stock options." As designated by the Board of Directors, the 1993 Stock Option Plan is administered by a committee comprised of the officers of the Company, who designate the type of option to be granted, the number of options to be granted, the number of shares of Common Stock to be covered by each option (subject to a specified maximum number of shares of Common Stock which may be purchased under all options granted), the exercise price, the period during which the options are exercisable, the method of payment and certain other terms. The exercise price for each share of Common Stock covered by an option is determined by the committee, except (i) the exercise price for an incentive stock option may not be less than the fair market value, at the time the option is granted, of the stock subject to the option and (ii) the exercise price for a nonqualified stock option may not be less than 85% of the fair market value, at the time the option is granted, of the stock subject to the option.
The exercise price for an incentive stock option granted to any individual who owns stock, at the time of grant, possessing more than 10% of the voting power of the capital stock of the Company may not be less than 110% of such fair market value on the date of the grant. No more than $100,000 of stock vesting during any calendar year per person will qualify for incentive stock option treatment. Options are non-transferable, other than by will or the laws of descent and distribution, and may be exercised only by the optionee while employed by or providing services to the Company or within three months after termination of employment by reason of retirement or six months following termination of employment resulting from death or permanent disability. Options expire no later than ten years from the date of grant, provided that incentive stock options granted to employees owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries expire five or fewer years from the date of grant. At February 29, 1996, 139,700 shares remained available for future grants under the 1993 Stock Option Plan.

The following table summarizes the options to purchase shares of the Company's Common Stock:
                                         Stock Options
                             Outstanding Exercisable   Price Range
Balance at February 28, 1993     286,100      59,450   $3.50-$8.00
  Granted                        133,000         - -   $7.75-$9.88
  Became exercisable                 - -      71,950
  Exercised                      (13,700)    (13,700)  $3.50-$6.00
  Canceled                        (8,400)        - -
                                 -------     -------  ------------
Balance at February 28, 1994     397,000     117,700   $3.50-$9.88
  Granted                        110,600         - -   $6.75-$9.00
  Became exercisable                 - -      99,900
  Exercised                      (13,100)    (13,100)  $3.50-$7.63
  Canceled                       (27,800)     (1,450)  $3.50-$9.88
                                 --------    --------  -----------
Balance at February 28, 1995     466,700     203,050   $3.50-$9.88
  Granted                         79,900         - -   $7.75-$10.88
  Became exercisable                 - -     127,700
  Exercised                      (22,050)    (22,050)  $3.50-$8.00
  Canceled                       (26,150)     (5,550)  $3.88-$9.88
                                 --------    --------  -----------
Balance at February 29, 1996     498,400     303,150  $3.50-$10.88

Options are exercisable over varying periods ending on February 28, 2006.

Retirement and Savings Plan

The Company has established a Retirement and Savings Plan (the "401(k) plan") which became effective June 1, 1992. Currently, all employees of the Company, including the officers, are eligible to participate in the 401(k) Plan. Benefits provided under the 401(k) Plan are funded by a qualified retirement trust administered by Norwest Bank Iowa, N.A. as trustee.

Participants may contribute an amount of their compensation, including base salary and overtime, to the 401(k) Plan, which can be no more than 15% of the participant's compensation or, if less, the maximum dollar limit allowed by law on a pre-tax basis. The Company makes a matching contribution to the 401(k) Plan subject to certain limitations, equal to 40% of each participant's pre-tax contribution on an amount of up to 7% of each participant's compensation. The plan year ends each February 28th.

The participants may direct the investment of their account balances among several equity funds. Distributions from a participant's account (including earnings) are made after the participant's termination of employment for any reason and, in certain circumstances, participants may receive a distribution during employment. All employee contributions (including earnings) are fully vested at all times. Employer matching contributions vest over five years at a rate of 20% per year from the date an employee becomes eligible to participate in the 401(k) Plan. The distributions of a participant's vested account balances will be made in the form of a lump sum or periodic installments.

For the years ended February 28, 1996, 1995 and 1994, $19,750,
$16,849 and $10,992, respectively, was contributed to the accounts of the Company's executive officers.

Stock Purchase Plan

In August 1995, the Company's Board of Directors approved the "1995 Stock Purchase Plan" which allows directors, officers and all other employees of the Company to purchase common stock directly from the Company, subject to certain restrictions. Common stock may be purchased at (i) the closing price of the stock on the trading day immediately preceding the purchase date or (ii) the cost at which the common stock may be purchased in the open market, exclusive of brokerage commissions and fees. An aggregate of 150,000 authorized but unissued shares of the Company's common stock are reserved for issuance under the plan. The 1995 Stock Purchase Plan is administered by the Company and is subject to termination or amendment by the Board of Directors at any time. At February 28, 1996, no shares have been purchased or issued to an executive officer or other employee or director of the Company under the 1995 Stock Purchase Plan.

Performance Graph

The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the NASDAQ Stock Market Index (U.S. Companies), a broad market index prepared for the NASDAQ by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, and the Agricultural Input Supply Index, an agricultural input supply index prepared for the Company by CRSP made up of the following NASDAQ companies; Dekalb Genetics Corp., Pioneer Hi-Bred Int'l, Inc. AgriDyne Technologies Inc. and Crop Genetics Int'l Corp. The comparison for each of the periods assumes that $100 was invested on August 1, 1991, the date of the Company's initial public offering, in each of the Common Stock of the Company, the stocks included in the NASDAQ Stock Market Index (U.S. Companies) and the stocks included in the Agricultural Input Supply Index. These indexes, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

              Comparison of Cumulative Total Return
           Since the Company's IPO Among the Company,
         the NASDAQ Stock Market Index (U.S. Companies)
             and the Agricultural Input Supply Index
          [ Graphic included with hard copy ]

                                 August         Fiscal Year End February 28,
                                 1, 1991   1992      1993      1994      1995   1996
Ag Services of America, Inc.     100.00    141.20    188.20    232.40    205.90 255.90
NASDAQ Stock Market (U.S.) Index 100.00    127.10    135.30    160.10    162.30 226.30
Agricultural Input Supply Index  100.00    129.50    159.80    215.40    198.60 328.30


                 RATIFICATION OF APPOINTMENT OF
                 INDEPENDENT PUBLIC ACCOUNTANTS

The Stockholders are being requested to approve the resolution ratifying the action of the Board of Directors in appointing McGladrey & Pullen, LLP as the Company's independent public accountants for the fiscal year ending February 28, 1997.

It is not expected that a member of McGladrey & Pullen, LLP will be present at the Annual Meeting. However, we will forward any questions that arise to McGladrey & Pullen, LLP, who will have the opportunity to respond.


                          OTHER MATTERS

The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.








             DEADLINE FOR SUBMISSION OF STOCKHOLDER
                PROPOSALS FOR 1997 ANNUAL MEETING

Proposals of Stockholders to be presented at the Company's 1997
Annual Stockholders' Meeting must be received at the Company's corporate headquarters no later than February 15, 1997, for inclusion in the agenda for the 1997 Annual Meeting.

                              By Order of the Board of Directors

                              /s/ Dean C. Mohr

                              Dean C. Mohr
                              Secretary